Filed Pursuant to Rule 424(b)(7)
Registration No. 333-219715
Prospectus Supplement
Dated August 28, 2017
(to the Prospectus dated August 14, 2017)

14,500,000 Common Shares
Offered by the Selling Shareholders
Golden Ocean Group Limited
This prospectus supplement (the "Supplement") supplements information contained in the prospectus dated August 14, 2017 (the "Prospectus"), relating to the resale by selling shareholders of Golden Ocean Group Limited, a Bermuda exempted company (the "Company"), of up to 14,500,000 common shares, par value $0.05 per share. The shares offered by the Prospectus may be sold by the selling shareholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.
This Supplement modifies, supersedes and supplements information contained in the Prospectus with respect to certain selling shareholders. This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 28, 2017.

SELLING SHAREHOLDERS
The Company has been notified that the common shares previously issued to Quintana Shipping Investors LLC and a portion of the common shares previously issued to its wholly-owned subsidiary Quintana Shipping Ltd. have been distributed to the equityholders of Quintana Shipping Investors LLC. Accordingly, the "Selling Shareholders" table is amended and restated as follows to reflect such distributions:
Name of Selling Shareholders	Common Shares Beneficially Owned Before Offering(1)	Percentage of Class Prior to the Offering(2)	Total Common Shares Offered Hereby	Common Shares Beneficially Owned Following the Offering(1)	Percentage of Class Following the Offering

Riverstone Quintana Shipping Holdco, LLC(3)(4)(5)	10,973,397	8.3%	10,973,397	0	0%
QSI Holdco, LLC(3)(4)(5)	1,840,385	1.4%	1,840,385	0	0%
QSO Holdco, LLC(3)(4)(5)	1,675,743	1.3%	1,675,743	0	0%
Quintana Shipping Ltd.(3)(4)(5)	500,000	0.4%	500,000	0	0%
Elefterios Papatrifon(5)	6,283	Less than 0.1%	6,283	0	0%
Paul Cornell(5)	4,192	Less than 0.1%	4,192	0	0%
_________________________

(1)	Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities.
(2)	Based on 132,372,992 common shares outstanding as of August 3, 2017.
(3)
We have been informed by the Selling Shareholders that, over time, such common shares are expected to be distributed to the equityholders of Riverstone Quintana Shipping, Holdco, LLC, QSI Holdco, LLC, QSO Holdco, LLC and Quintana Shipping Ltd., as applicable, and further to the equityholders of such distributees. As these distributions to equityholders are made, such distributees will be added to this table, each as a Selling Shareholder.

(4)
Quintana Shipping Ltd. is a wholly-owned subsidiary of Quintana Shipping Investors LLC, which is owned by Riverstone Quintana Shipping Holdco, LLC, QSO Holdco, LLC, QSI Holdco, LLC, Eleftherios Papatrifon and Paul Cornell.

Riverstone Quintana Shipping Holdco, LLC is controlled by Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P. ("R/C IV (Cayman)"), an alternative investment vehicle of Riverstone/Carlyle Global Energy and Power Fund IV, L.P. ("R/C IV"). R/C IV (Cayman) is controlled by its general partner, Riverstone/Carlyle Energy Partners IV (Cayman), L.P., which is in turn controlled by its general partner, R/C GP IV Cayman LLC I, an affiliate of R/C Energy GP IV, LLC.

QSI Holdco, LLC and QSO Holdco, LLC are owned by entities that are controlled by Corbin J. Robertson, including Quintana Ship Owners LLC, QSI Holdings, L.P., Quintana Capital Group II, L.P. and Quintana Capital Group GP, Ltd.

(5)
The principal business address for Riverstone Quintana Shipping Holdco, LLC, Riverstone/Carlyle Global Energy and Power Fund IV (Cayman), L.P., Riverstone/Carlyle Energy Partners IV (Cayman), L.P., R/C GP IV Cayman LLC I, Riverstone/Carlyle Energy Partners IV, L.P. and R/C Energy GP IV, LLC is 712 Fifth Avenue, 36th Floor, New York, NY 10019.

The principal business address for Quintana Shipping Ltd., Quintana Shipping Investors LLC, QSO Holdco, LLC, Quintana Ship Owners LLC, QSI Holdco, LLC, QSI Holdings, L.P., Quintana Capital Group II, L.P., Quintana Capital Group GP, Ltd., Corbin J. Robertson, Jr. and Paul Cornell is 1415 Louisiana Street, Suite 2400, Houston, TX 77002.

The principal business address of Eleftherios Papatrifon is 5 Xenias Street, 145 62 Kifissia, Greece.